SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	August 6, 2004

Galaxy Minerals, Inc.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	333-95549 (Commission File Number)	65-0974212 (I.R.S. Employer Identification No.)

500 Park Avenue, Suite 203 Lake Villa, Illinois 60046 (Address of principal executive offices) (zip code)

(847) 265-7600 (Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Item 1.01.       Entry into a Material Definitive Agreement

This disclosure covers material definitive agreements relating to the Cullebrillas Mine Project in Peru.

1.Joint Venture Agreement (see Exhibit 10.1)

On August 19, 2004, we entered into a Joint Venture Agreement with Javier Iparraguirre Segastegui of Peru. Segastegui owns a full and undivided interest in eight gold metallic mining concessions known as the “Cullebrillas Mine”, consisting of from 41 to 957 hectares each, as detailed in Exhibit 10.1. The purpose of this Agreement is to obtain a lease and earnings of up to 90% of the net profits in the Cullebrillas Mine and an option to purchase the Mine. We have no prior material relationship with Segastegui. The term of the Agreement is ten years, with our sole option to extend the term for an additional ten years, until July 30, 2024.

Pursuant to the terms of the Agreement, we will pay $100,000 to Segastegui by August 20, 2004, in return for the lease of and 90% net profits interest in the mining claims. In addition, we will pay Segastegui four scheduled payments of $20,000 each by July 15, 2005. Should mining production facilities be installed and running by October 15, 2005, then Segastegui will be further compensated by royalty payments of 5%. Should production facilities not be installed and running by that date, we will pay Segastegui $20,000 by November 2005 and $20,000 quarterly until production facilities are installed and running.

During the lease, we are obligated to commit $1,500,000 over 18-months commencing September 15, 2004, for an initial exploration drilling program. The purpose of this program is to fully define known ore bodies and structures on the Aventura claims and document a Proven Gold Reserve status of that claim. If and when proven gold reserve resources of between 250,000 and 500,000 Troy ounces are defined, we will allocate an additional $5,000,000 development capital expenditure (CAPEX) for mine and processing plant infrastructures at the 500 ton/day level. If proven gold reserve resources of 1,000,000 or more Troy ounces are defined, we will allocate sufficient CAPEX to increase production capacity to 750 to 1,000 ton/day levels.

We have the option to terminate the entire Agreement upon 30 days written notice. We also have the right to terminate the lease portion of the Agreement by exercising our purchase option. We may exercise our purchase option by completing a positive feasibility study for the Mine, having our Board of Directors make an affirmative production decision for the Mine, and presenting satisfactory evidence of financing to Segastegui. Upon presentation to Segastegui of the necessary findings, we will receive title to 100% interest in the Property. Segastegui will receive 10% net profits interest in Mine production and 5% net smelter returns royalty. Segastegui will also receive $1 per Troy ounce for each 1,000,000 ounces of Gold validated in the proven gold reserve status, payable quarterly over five years.

2.Other Related Agreements (see Exhibits 10.2 and 10.3)

On August 19, 2004, we entered into two other Agreements related to the Cullebrillas Mine Project. We signed a Consulting Agreement with Scott Goldstein, who will assist in the acquisition of the Project, the development and design of our corporate website, and will perform further services as we may request. We have a prior material relationship with Goldstein wherein he assisted in the acquisition of our Yellow Jacket project and received one million shares of common stock as compensation and he is a shareholder in Stealth, a minority joint venture partner in that project. The term of this Agreement is one year and terminates August 19, 2005. Goldstein will receive a one time issuance of 6,000,000 shares of Galaxy Minerals, Inc., common stock as compensation. The second related Agreement is a compensation agreement with Amulet Holdings Limited, located in Seychelles, to compensate Amulet for its efforts and its waiver of rights in securing the Project Joint Venture Agreement. We have no prior material relationship with Amulet. According to the terms of the Agreement, we will issue Amulet 35,000,000 restricted 144 shares and, should we commence production of proven gold reserves in the Project of a minimum of 500 tons/day, Amulet will be entitled to 25% of the net proceeds, payable quarterly. Should we exercise our right to purchase the mining rights subject to the related Joint Venture Agreement Amulet may participate up to 25%. Should we sell any of our rights under the Joint Venture Agreement, Amulet will be entitled to receive 25% of the proceeds. Finally, this Agreement provides that we and Amulet have a right of first refusal to purchase each other’s interest in the Project.

EXHIBITS

Item No.	Description

10.1 10.2	Joint Venture Agreement with Javier Iparraguirre Segastegui dated August 19, 2004 Consulting Agreement with Scott Goldstein dated August 19, 2004

10.3	Compensation Agreement with Amulet Holdings Limited dated August 19, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Galaxy Minerals, Inc.

Dated: August 30, 2004		/s/ Richard N. Jobling

	By:	Richard N. Jobling
	Its:	President